                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   ---------

                                 SCHEDULE 13D
                                (Rule 13d-101)

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
               PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13d-2(a)

                             (Amendment No. 3)/1/

                             EXCO RESOURCES, INC.
-------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   269279204
-------------------------------------------------------------------------------
                                (CUSIP Number)

                            John F. Hartigan, Esq.
                          Morgan, Lewis & Bockius LLP
                            300 South Grand Avenue
                      Los Angeles, California 90071-3132
                                (213) 612-2630


                                with a copy to:

                            Michael D. Weiner, Esq.
                             Ares Management, L.P.
                           1999 Avenue of the Stars
                                  Suite 1900
                         Los Angeles, California 90067
                                (310) 201-4100
-------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                 June 6, 2001
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                  ----------------------
 CUSIP No. 269279204                  13D                Page 2 of 7 Pages
----------------------                                  ----------------------

------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Ares Leveraged Investment Fund, L.P.
------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                (b) [ ]
------------------------------------------------------------------------------
  3   SEC USE ONLY

------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

              Not applicable
------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                               [ ]

------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF                   161,246 shares of Common Stock

      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY
                                 542,491 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING                    161,246 shares of Common Stock

      PERSON       -----------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER
       WITH
                                 542,491 shares of Common Stock
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              542,491 shares of Common Stock

------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
      CERTAIN SHARES*
------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              7.84%
------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

              PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                  ----------------------
 CUSIP No. 269279204                  13D                Page 3 of 7 Pages
----------------------                                  ----------------------

------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Ares Management, L.P.
------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                (b) [ ]
------------------------------------------------------------------------------
  3   SEC USE ONLY

------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

              Not applicable
------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                               [ ]

------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF                   0 shares of Common Stock

      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY
                                 542,491 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING                    0 shares of Common Stock

      PERSON       -----------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER
       WITH
                                 542,491 shares of Common Stock
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              542,491 shares of Common Stock

------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
      CERTAIN SHARES*
------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              7.84%
------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

              PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                  ----------------------
 CUSIP No. 269279204                  13D                Page 4 of 7 Pages
----------------------                                  ----------------------

------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Ares Leveraged Investment Fund II, L.P.
------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                (b) [ ]
------------------------------------------------------------------------------
  3   SEC USE ONLY

------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

              Not applicable
------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                               [ ]

------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF                   381,245 shares of Common Stock

      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY
                                 542,491 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING                    381,245 shares of Common Stock

      PERSON       -----------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER
       WITH
                                 542,491 shares of Common Stock
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              542,491 shares of Common Stock

------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
      CERTAIN SHARES*
------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              7.84%
------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

              PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                  ----------------------
 CUSIP No. 269279204                  13D                Page 5 of 7 Pages
----------------------                                  ----------------------

------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Ares Management II, L.P.
------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                (b) [ ]
------------------------------------------------------------------------------
  3   SEC USE ONLY

------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

              Not applicable
------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                               [ ]

------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF              0 shares of Common Stock

      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY
                            542,491 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING               0 shares of Common Stock

      PERSON       -----------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER
       WITH
                            542,491 shares of Common Stock
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              542,491 shares of Common Stock

------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
      CERTAIN SHARES*
------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              7.84%
------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

              PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       STATEMENT PURSUANT TO RULE 13d-1

                                    OF THE

                         GENERAL RULES AND REGULATIONS

                                   UNDER THE

                  SECURITIES EXCHANGE ACT OR 1934, AS AMENDED

===============================================================================

     This Amendment No. 3 further amends Item 5 to the Statement on Schedule 13D filed by Ares Leveraged Investment Fund, L.P., a Delaware limited partnership ("ALIF"), Ares Management, L.P., a Delaware limited partnership ("Management"), Ares Leveraged Investment Fund II, L.P., a Delaware limited partnership ("ALIF II"), and Ares Management II, L.P., a Delaware limited partnership ("Management II"), with the Securities Exchange Commission on August 24, 1998, as amended on October 29, 1998 and January 30, 2001, with respect to the Common Stock, par value $.01 per share ("Common Stock"), of EXCO Resources, Inc., a Delaware corporation ("EXCO"). ALIF, ALIF II, Management and Management II are referred to collectively as the "Reporting Persons."

Item 5. Interest in Securities of the Issuer.
------  ------------------------------------

     Item 5 is hereby amended and restated to read as follows:

     (a) See the information contained on the cover pages to this Schedule 13D which is incorporated herein by reference. ALIF and Management each disclaim beneficial ownership of shares of Common Stock of EXCO owned by ALIF II and Management II. ALIF II and Management II each disclaim beneficial ownership of shares of Common Stock of EXCO owned by ALIF and Management.

     (b) See the information contained on the cover pages to this Schedule 13D which is incorporated herein by reference.

     (c) The following is a list of reportable transactions with respect to the Common Stock of EXCO within the last 60 days by the Reporting Persons:

   1. ALIF sold 25,000 shares of Common Stock on the open market for $21 per share on May 22, 2001.

   2. ALIF sold 30,000 shares of Common Stock on the open market for $20 per share on June 6, 2001.

   3.     ALIF II sold 15,000 shares of Common Stock on the open market for $20 per share on June 6, 2001.

   4. ALIF sold 40,000 shares of Common Stock on the open market for $19.50 per share on June 14, 2001.

   5. ALIF II sold 60,000 shares of Common Stock on the open market for $19.50 per share on June 14, 2001.


(d) Not applicable.
(e) Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: June 15, 2001

                     ARES LEVERAGED INVESTMENT FUND, L.P.

                        By: Ares Management, L.P.,
                            its Managing General Partner

                        By: /s/ Michael D. Weiner
                           ---------------------------
                           Name: Michael D. Weiner
                           Title: Vice President


                     ARES MANAGEMENT, L.P.


                        By: /s/ Michael D. Weiner
                           ---------------------------
                           Name: Michael D. Weiner
                           Title: Vice President


                     ARES LEVERAGED INVESTMENT FUND II, L.P.


                        By: Ares Management II, L.P.,
                            its Managing General Partner


                        By: /s/ Michael D. Weiner
                           ---------------------------
                           Name: Michael D. Weiner
                           Title: Vice President


                     ARES MANAGEMENT II, L.P.


                        By: /s/ Michael D. Weiner
                           ---------------------------
                           Name: Michael D. Weiner
                           Title: Vice President